EXHIBIT 4.3




                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       INTEGRATED DEVICE TECHNOLOGY, INC.



                Integrated Device Technology, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation's Restated
Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

                Article  4,   Section  4.1  of  the  Restated   Certificate   of
Incorporation is hereby amended in its entirety to read as follows:

                           Section 4.1 This Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock." The total number of shares which this corporation shall have authority to issue is Two Hundred Ten Million (210,000,000), of which Two Hundred Million (200,000,000) shall be Common Stock with a par value of $.001 per share and Ten Million (10,000,000) shall be Preferred Stock with a par value of $.001 per share.

                IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed and attested by its duly authorized officers this 24th day of August, 1995.

                                              INTEGRATED DEVICE TECHNOLOGY, INC.


                                              By: /s/ Leonard C. Perha
                                                  ----------------------------
                                                  Leonard C. Perham, President

ATTEST:


/s/ Jack Menache
----------------------------
Jack Menache, Secretary




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